Exhibit 99.2

MUTUAL CONFIDENTIALITY AGREEMENT

This Mutual Confidentiality Agreement (this “Agreement”) is entered into as of January 11, 2020 by and between Kindred Biosciences, Inc., a Delaware corporation with its principal place of business at 1555 Bayshore Highway, Suite 200, Burlingame, California 94010 USA (“KindredBio”) and Elanco US Inc., a Delaware corporation with its principal place of business at 2500 Innovation Way, P.O. Box 708, Greenfield IN 46140 (“Elanco”).

WHEREAS, in connection with the consideration of a potential acquisition or other business combination of the parties, KindredBio and Elanco expect to make available to one another and their respective directors, officers, employees, agents or advisors (including without limitation attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Representatives”), certain Confidential Information (defined below) concerning their respective businesses, financial condition, operations, assets and liabilities; and

WHEREAS, the parties desire to protect and preserve the confidentiality of such Confidential Information;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth in this Agreement, the parties hereby agree as follows:

1.            Confidential Information. “Confidential Information” (i) shall mean any such information concerning the disclosing party (whether prepared by the disclosing party, its advisors or otherwise and irrespective of the form of communication) which is furnished hereunder to the receiving party or to its Representatives now or in the future by or on behalf of the disclosing party and (ii) shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by the receiving party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such party or its Representatives pursuant hereto. The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives, (ii) was within the receiving party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party pursuant hereto (provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information), (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its Representatives (provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information), (iv) is independently developed by the receiving party without use of or reference to the Confidential Information, or (v) is approved for release by the disclosing party in writing.

2.            Use and Disclosure of Confidential Information. Each party agrees that it and its Representatives will not use the Confidential Information disclosed to it or its Representatives by the other party or the other party’s Representatives for any purpose except to evaluate the possible transaction between the parties. Neither party will disclose any Confidential Information of the other party to third parties except those Representatives of such party who are required to have the information in order to carry out the discussions and negotiations concerning the possible transaction. Each party has had or will have those Representatives of such party to whom Confidential Information of the other party is disclosed or who have access to Confidential Information of the other party agree to keep such information confidential, and each such Representative has been informed of the confidential nature of the information and the terms of this Agreement and has agreed to be bound by the terms hereof to the same extent as if they were parties hereto. In any event, the receiving party shall be responsible for any breach of this Agreement by any of its Representatives, and agrees, at its sole expense, to take all reasonable measures (including without limitation court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information. Each party agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other party in order to prevent it from falling into the public domain or the possession of persons other than those authorized hereunder to have any such information. Each party agrees to notify the other party in writing of any misuse or misappropriation of such Confidential Information of the other party that may come to its attention.

3.            Non-Disclosure of Transaction. In addition, each party agrees that, without the prior written consent of the other party, it and its Representatives (who will themselves be informed only on a need-to-know basis) will not disclose to any other person the fact that any Confidential Information has been made available hereunder, that discussions or negotiations are taking place concerning a possible transaction involving the parties or any of the terms, conditions or other facts with respect thereto (including the status thereof); provided that a party or its Representatives may make such disclosure if, in the reasonable opinion of outside counsel, such disclosure is required by applicable law, regulation or securities exchange/market listing requirement.

4.            Required Disclosure. In the event that a party or any of its Representatives is requested or required (by government or securities exchange/market authorities by oral questions, interrogations, requests for information or documents in legally required government or securities filings, legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the other party’s Confidential Information, the party requested or required to make the disclosure shall provide the other party with prompt written notice of any such request or requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by such other party, the party requested or required to make the disclosure or any of its Representatives is nonetheless in the reasonable opinion of outside counsel, legally compelled to disclose the other party’s Confidential Information to any government agency or tribunal or securities exchange/market authority or else stand liable for contempt or suffer other censure or penalty, the party requested or required to make the disclosure or its Representatives may, without liability hereunder, disclose to such government agency or tribunal or securities exchange/market authority only that portion of the other party’s Confidential Information which such counsel advises is legally required to be disclosed, provided that the party requested or required to make the disclosure exercises its best efforts to preserve the confidentiality of the other party’s Confidential Information, including, without limitation, by cooperating with the other party to obtain confidential treatment or an appropriate protective order or other reliable assurance that confidential treatment will be accorded the other party’s Confidential Information by such government agency or tribunal or securities exchange/market authority.

5.            Termination of Discussion. If either party decides that it does not wish to proceed with a transaction with the other party, the party so deciding will promptly inform the other party by the way of a notice of termination of that decision. In that case, or at any time upon the request of the disclosing party for any reason, each receiving party will promptly deliver to the disclosing party all Confidential Information (and all copies thereof) furnished to the receiving party or its Representatives by or on behalf of the disclosing party pursuant hereto. In the event of such a decision or request, all other Confidential Information incorporated into materials prepared by the receiving party shall be destroyed and no copy thereof shall be retained, and in no event shall either party be obligated to disclose or provide the material prepared by it or its Representatives to the other party. Notwithstanding the return or destruction of the Confidential Information, each party and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.

6.            No Representation of Accuracy. Each party understands and acknowledges that neither party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information made available to it.

7.            Definitive Agreements. Each party understands and agrees that no contract or agreement providing for any transaction of the type contemplated by this Agreement involving the parties shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered. Each party also agrees that unless and until a final definitive agreement regarding a transaction between the parties has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement, or any proposals or deal term summaries discussed by the parties, except for the matters specifically agreed to herein. Both parties further acknowledge and agree that each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or any of its Representatives with regard to a transaction between the parties, and to terminate discussions and negotiations at any time (except as may be provided in a separate exclusivity agreement or a final definitive agreement).

8.            No Trading in Securities. Each party acknowledges and agrees that it is aware (and that its Representatives are aware or, upon receipt of any Confidential Information, will be advised by you) that (i) the Confidential Information being furnished to the other party and its Representatives contains material, non-public information regarding the disclosing party, and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this Agreement, including the Confidential Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this Agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

9.            Non-Solicitation. For a period of one year from the date of this Agreement, neither party will directly solicit the employment of any officer or employee of the other party or its affiliates without the prior written consent of such other party; provided, however, that this provision shall not prohibit either party from responding to any employee of the other party who initiates discussion of employment opportunities without solicitation or inducement by the first party; provided further, that solicitation through a headhunter or other agent shall be considered direct solicitation for purposes of this paragraph and non- directed newspaper and Internet help-wanted advertising shall not be considered direct solicitation for purposes of this paragraph.

10.          Injunctive Relief. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by either party or any of its Representatives and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

11.          Governing Law; Jurisdiction and Venue. The internal laws of the State of Delaware (without regard to its conflicts of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Each of the parties hereby irrevocably consents to the exclusive jurisdiction of and venue in the United States District Court for the District of Delaware in connection with any litigation of a dispute between them arising from or relating to this Agreement and waives any and all right to object to the jurisdiction of such court or to claim that venue in such court is not proper. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either party or any of its Representatives have breached this Agreement, then the breaching party shall be liable and pay to the non-breaching party the reasonable legal fees and expenses incurred in connection with such litigation, including any appeal therefrom.

12.          Standstill. Each party hereto agrees that, for a period of two years from the date of this Agreement, unless specifically invited in writing by the other party, neither it nor any of its Representatives will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the other party or any of its subsidiaries or affiliates, (ii) any tender or exchange offer, merger or other business combination involving the other party, any of the other party’s subsidiaries or affiliates or assets, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party or any of its subsidiaries or affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other party or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to the other party or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the other or to obtain representation on the Board of Directors of the other party; (d) take any action which would or would reasonably be expected to force the party to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Each party further agrees during such period not to request that the other party or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence).

13.          Inquiries. Neither party, nor any of such party’s Representatives will contact any third party with whom the other or any of its subsidiaries has a business or other relationship (including without limitation any customer or supplier of the other party) in connection with the possible transaction without the other party’s prior written consent.

14.          Entire Agreement; Severability. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to such subject matter. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.

15.          Amendment and Waiver. Any term or provision of this Agreement may be amended only by the written consent of each of the parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

16.          Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

17.	Term. This Agreement will terminate two years from the date hereof.

Please confirm your agreement with the foregoing by signing and returning one copy to the undersigned, whereupon this letter agreement shall become binding.

KINDRED BIOSCIENCES, INC.

By:	/s/ Richard Chin

Name: Richard Chin

Title: CEO

ELANCO US, INC.

By:	/s/ Aaron L. Schacht

Name: Aaron L. Schacht

Title: Exec VP – Innovation/Regulatory/BD